Investor Contact: Tim Reeves (314) 553-2197
Media Contact: Casey Murphy (314) 982-6220

Emerson Reports Fourth Quarter and Full Year 2019 Results,
Provides 2020 Outlook

•	Fourth quarter net sales of $5.0 billion increased 2 percent; underlying sales up 3 percent

•	Fourth quarter EPS of $1.16 and full year $3.71 included discrete tax benefits of $0.09 and $0.14, respectively

•	Fourth quarter operating cash flow of $1.2 billion, up 18 percent

•	Full year operating cash flow of $3.0 billion; Free cash flow of $2.4 billion, net earnings conversion of 105 percent

•	Returned $2.5 billion to shareholders, over 80 percent of full year operating cash flow, through dividends and share repurchases

•	Dividends as a percent of free cash flow improved by 4 points to 50 percent in 2019

•	Completed 63 consecutive years of increased dividends per share and plan to announce a 4-cent increase for 2020

ST. LOUIS, Nov. 5, 2019 – Emerson (NYSE: EMR) today reported results for the fourth quarter and fiscal year ended Sept. 30, 2019.
Fourth quarter net sales were up 2 percent, with underlying sales up 3 percent excluding unfavorable currency of 2 percent and a positive impact from acquisitions of 1 percent. Growth was in line with management expectations for Automation Solutions but below expectations for Commercial & Residential Solutions due to cooler weather conditions in North America that unfavorably impacted air conditioning and construction markets and continued sluggishness in Asian markets. Emerson finished the year with trailing three-month underlying orders growth of 1 percent, or 2 percent excluding two prior year fleetwide modernization projects for large North American power customers, in line with the Company's recent communications regarding slowing global economic growth.
Fourth quarter gross profit margin of 42.8 percent was up 70 basis points compared with the prior year, primarily due to solid operational execution and favorable price-cost. Pretax margin of 16.6 percent and EBIT margin of 17.4 percent were up 150 and 140 basis points, respectively. Total segment margin of 19.2 percent was up 10 basis points and was up 50 basis points to 20.2 percent excluding restructuring charges, reflecting year-over-year leverage exceeding 40 percent.

GAAP earnings per share were $1.16 in the quarter, up 20 percent versus the prior year, and were $1.07, up 20 percent, excluding discrete tax benefits of $0.09 this year and $0.08 in the prior year.
Fourth quarter operating cash flow was up 18 percent to $1.2 billion, and free cash flow was up 40 percent to $1.0 billion. Full year operating cash flow was up 4 percent to $3.0 billion and free cash flow was up 6 percent to $2.4 billion, reflecting 105 percent conversion of net earnings.
“Emerson delivered a solid year, despite a lower growth environment than we anticipated,” said Emerson Chairman and CEO David N. Farr. “We grew above our markets, delivered strong earnings and cash flow, and returned $2.5 billion to our shareholders. We plan to announce a 4-cent dividend increase for 2020, which is higher than recent increases, and we plan greater increases as our dividend to free cash flow ratio improves below 50 percent in future years.
“The year required our organization to be nimble, as we shifted from a growth mindset at our Investor Conference last February to an increasing focus through the second half of our fiscal year on setting up the right cost position for what we expect will be a low or no-growth environment.
“Emerson knows how to do this: We announced restructuring plans mid-year and increased the effort again in August. We drove hard through the fourth quarter to finish strong operationally while achieving $55 million in restructuring actions. We are not done – we will pursue further cost actions over the next couple of years.
“Our teams have worked hard and accomplished much in a short time during a challenging and dynamic year across the globe,” Farr said. “We believe this will help set the cost structure and the company up for continued success going into 2020.”

Business Platform Results
Automation Solutions net sales increased 4 percent in the quarter, with underlying sales up 5 percent excluding unfavorable currency of 2 percent and a positive impact from acquisitions of 1 percent. September trailing three-month underlying orders were up 3 percent and were up 4 percent excluding two prior year fleetwide modernization projects for large North American power customers.
Demand in process and hybrid end markets was steady in the Americas and Europe and was robust in Asia, Middle East & Africa. North American upstream oil and gas investment activity and global discrete end markets remained negative in the quarter. Programs focused on our installed base, including shutdowns and turnarounds and digital transformation solutions, contributed to steady growth of maintenance and repair (MRO) and brownfield investment activity. These programs drove an overall higher level of MRO growth and business mix in 2019 than we had expected at the outset of the year. Long-cycle businesses continued steady growth in the quarter, with Final Control underlying sales up mid-single digits and the Systems business up low-double digits. The September ending backlog for these businesses was up 6 percent compared to the prior year.

In the Americas, underlying sales were flat, reflecting slow discrete end markets and soft upstream oil and gas activity. The Industrial Solutions business, which primarily serves discrete manufacturing end markets through distribution, was down high-single digits on an underlying basis, reflecting continued soft short-cycle demand and some rebalancing of channel inventory. The Systems business was up high-single digits, reflecting steady MRO spending and project activity.
Asia, Middle East & Africa underlying sales growth was up 10 percent, supported by continued infrastructure investment, led by China, and strong growth in Middle East & Africa. Europe was up 7 percent, reflecting strong backlog conversion and steady demand in most key end markets.
Segment margin increased 70 basis points to 18.4 percent and was up 140 basis points to 19.5 percent excluding restructuring charges, reflecting year-over-year leverage exceeding 50 percent. Strong profitability in the quarter was driven by fixed cost leverage and the benefit of prior year restructuring actions.
For the full year, net sales were up 7 percent, or up 5 percent on an underlying basis. Segment margin decreased 50 basis points to 16.0 percent and was up 50 basis points to 17.3 percent excluding restructuring charges and the dilutive impact of the Aventics and GE Intelligent Platforms acquisitions, reflecting year-over-year leverage exceeding 30 percent.
Commercial & Residential Solutions net sales decreased 3 percent in the quarter, with underlying sales down 2 percent excluding unfavorable currency of 1 percent. September trailing three-month underlying orders were down 2 percent due to cooler weather in North American air conditioning markets and slower conditions in global professional tools and cold chain markets.
In the Americas, underlying sales were flat, reflecting modest growth in residential air conditioning markets offset by slower commercial and aftermarket demand and softer professional tools and cold chain end markets. Europe was down 2 percent, and Asia, Middle East & Africa was down 7 percent as sluggish conditions persisted across the region.
Margin decreased 120 basis points to 20.8 percent and was down 110 basis points to 21.6 percent excluding the impact of restructuring charges. Lower profitability primarily reflected deleverage on lower volume and unfavorable mix, partially offset by favorable price-cost.
For the full year, net sales were up 3 percent, or down 1 percent on an underlying basis. Segment margin decreased 200 basis points to 20.6 percent and was down 110 basis points to 21.9 percent excluding restructuring charges and the dilutive impact of the Tools & Test acquisition, primarily reflecting deleverage on lower sales volume and unfavorable mix.

2020 Outlook
Consistent with Emerson’s disciplined management approach, the Company's Board of Directors is leading a comprehensive review of operational, capital allocation and portfolio initiatives. As announced on Oct. 1, this review was triggered earlier in fiscal 2019 by slowing macroeconomic conditions and geopolitical tensions that weigh on the Company's demand outlook. The outlook does not include any impact from the Board's ongoing review. We expect to present the Board's conclusions and updated 2020 guidance at our February Investor Conference.
The 2020 guidance assumes that end market growth is muted, or even slightly negative, with Emerson net sales down 3 percent to up 1 percent and underlying sales down 2 percent to up 2 percent.
The 2020 adjusted earnings per share guidance excludes significant discrete tax items and restructuring charges, which will not be known until finalization of the Board's review. The following table bridges 2019 GAAP earnings per share guidance to the new adjusted basis.

2019 GAAP EPS	$3.71
Less: Discrete tax benefits	(0.14)
Add: Restructuring charges	0.12
2019 Adjusted EPS	$3.69

2020 Adjusted EPS Range	$3.48 to $3.72
The 2020 adjusted earnings per share guidance includes headwinds of $0.29 related to increased pension expense driven by lower discount rates, higher stock compensation expense due to a higher assumed stock price in 2020, a higher tax rate and an unfavorable foreign currency impact. These headwinds are partially mitigated by lower interest expense and planned share repurchases of $1.5 billion in 2020.
The following table presents the 2020 guidance framework.

Sales Growth Guidance		EPS and Cash Flow Guidance
Net Sales Growth	(3%) – 1%	Adjusted EPS	$3.60 +/- $0.12
Automation Solutions	(2%) to 2%	Tax Rate	~23%
Commercial & Residential Solutions	(5%) to (1%)	Operating Cash Flow	~$3.1B
Underlying Sales Growth	(2%) – 2%	Free Cash Flow	~$2.5B
Automation Solutions	(1%) to 3%	Capital Expenditures	~$600M
Commercial & Residential Solutions	(3%) to 1%	Share Repurchases	$1.5B
“We are planning for a challenging economic environment in fiscal 2020,” Farr said. “The U.S. presidential election, continued trade tensions, and an increasing wave of corporate restructuring announcements will pressure global economies, leaving the large capital project cycle – which really hasn’t yet begun in our end markets – stalled.
“Fortunately, our businesses have proved they are resilient. Automation Solutions' estimated $115 billion installed base offers secular growth levers, such as digital transformation upgrade projects and targeted MRO service programs that leverage our unique global service center infrastructure. Similarly,

Commercial & Residential Solutions' global position, diverse end markets and leading technology provide opportunities to grow above the market and a buffer against downside risk.
"Over the last few years, we've executed $6 billion of bolt-on acquisitions which provide runway for earnings growth, margin and cash flow improvement across both business platforms. Our Board of Directors continues its operations, portfolio and capital allocation review, and we expect to fully outline these plans and reset our 2020 and long-term guidance at our February 2020 Investor Conference.
“I want to thank the Board of Directors for their continued guidance and our company’s leaders and employees for their dedication as we navigate an uncertain macroeconomic environment.”

Upcoming Investor Events
Today, beginning at 2:30 p.m. Eastern Time, Emerson management will discuss the fourth quarter and full year 2019 results during an investor conference call. Participants can access a live webcast available at www.emerson.com/financial at the time of the call. A replay of the call will remain available for 90 days.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the outcome and ultimate impact of the review referred to herein, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, cybersecurity, tariffs, competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

(tables attached)

			Table 1
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	Quarter Ended Sept 30		Percent
	2018	2019	Change

Net sales	$4,888	$4,971	2%
Costs and expenses:
Cost of sales	2,829	2,843
SG&A expenses	1,181	1,109
Other deductions, net	94	153
Interest expense, net	46	40
Earnings before income taxes	738	826	12%
Income taxes	116	102
Net earnings	622	724
Less: Noncontrolling interests in earnings of subsidiaries	5	7
Net earnings common stockholders	$617	$717	16%

Diluted avg. shares outstanding	631.9	617.5

Diluted earnings per share common share	$0.97	$1.16	20%

	Quarter Ended Sept 30
	2018	2019
Other deductions, net
Amortization of intangibles	$57	$61
Restructuring costs	27	55
Other	10	37
Total	$94	$153

			Table 2
EMERSON AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE, UNAUDITED)

	12 Months Ended Sept 30		Percent
	2018	2019	Change

Net sales	$17,408	$18,372	6%
Costs and expenses:
Cost of sales	9,976	10,557
SG&A expenses	4,269	4,457
Other deductions, net	337	325
Interest expense, net	159	174
Earnings before income taxes	2,667	2,859	7%
Income taxes	443	531
Net earnings	2,224	2,328
Less: Noncontrolling interests in earnings of subsidiaries	21	22
Net earnings common stockholders	$2,203	$2,306	5%

Diluted avg. shares outstanding	635.3	620.6

Diluted earnings per common share	$3.46	$3.71	7%

	12 Months Ended Sept 30
	2018	2019
Other deductions, net
Amortization of intangibles	$211	$238
Restructuring costs	65	95
Other	61	(8)
Total	$337	$325

		Table 3
EMERSON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended Sept 30
	2018	2019
Assets
Cash and equivalents	$1,093	$1,494
Receivables, net	3,023	2,985
Inventories	1,813	1,880
Other current assets	690	780
Total current assets	6,619	7,139
Property, plant & equipment, net	3,562	3,642
Goodwill	6,455	6,536
Other intangible assets	2,751	2,615
Other	1,003	565
Total assets	$20,390	$20,497

Liabilities and equity
Short-term borrowings and current
maturities of long-term debt	$1,623	$1,444
Accounts payable	1,943	1,874
Accrued expenses	2,598	2,658
Total current liabilities	6,164	5,976
Long-term debt	3,137	4,277
Other liabilities	2,099	1,971
Total equity	8,990	8,273
Total liabilities and equity	$20,390	$20,497

		Table 4
EMERSON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS, UNAUDITED)

	12 Months Ended Sept 30
	2018	2019
Operating activities
Net earnings	$2,224	$2,328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	758	822
Changes in operating working capital	(83)	(150)
Other, net	(7)	6
Net cash provided by operating activities	2,892	3,006

Investing activities
Capital expenditures	(617)	(594)
Purchases of businesses, net of cash and equivalents acquired	(2,203)	(469)
Divestitures of businesses	201	14
Other, net	(101)	(125)
Cash used in investing activities	(2,720)	(1,174)

Financing activities
Net increase (decrease) in short-term borrowings	343	(6)
Proceeds from long-term debt	—	1,691
Payments of long-term debt	(241)	(656)
Dividends paid	(1,229)	(1,209)
Purchases of common stock	(1,000)	(1,250)
Other, net	35	39
Cash used in financing activities	(2,092)	(1,391)

Effect of exchange rate changes on cash and equivalents	(49)	(40)
Increase (decrease) in cash and equivalents	(1,969)	401
Beginning cash and equivalents	3,062	1,093
Ending cash and equivalents	$1,093	$1,494

		Table 5
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	Quarter Ended Sept 30
	2018	2019
Sales
Automation Solutions	$3,228	$3,368

Climate Technologies	1,168	1,142
Tools & Home Products	487	466
Commercial & Residential Solutions	1,655	1,608

Eliminations	5	(5)
Net sales	$4,888	$4,971

Earnings
Automation Solutions	$570	$619

Climate Technologies	260	233
Tools & Home Products	104	102
Commercial & Residential Solutions	364	335

Stock Compensation	(72)	(37)
Pension and postretirement benefits	17	27
Corporate and other	(95)	(78)
Interest expense, net	(46)	(40)
Earnings before income taxes	$738	$826

Restructuring costs
Automation Solutions	$15	$39

Climate Technologies	9	12
Tools & Home Products	3	2
Commercial & Residential Solutions	12	14

Corporate	—	2
Total	$27	$55

Depreciation and Amortization
Automation Solutions	$132	$142

Climate Technologies	43	44
Tools & Home Products	16	17
Commercial & Residential Solutions	59	61

Corporate	10	10
Total	$201	$213

		Table 6
EMERSON AND SUBSIDIARIES
SEGMENT SALES AND EARNINGS
(DOLLARS IN MILLIONS, UNAUDITED)

	12 Months Ended Sept 30
	2018	2019
Sales
Automation Solutions	$11,441	$12,202

Climate Technologies	4,454	4,313
Tools & Home Products	1,528	1,856
Commercial & Residential Solutions	5,982	6,169

Eliminations	(15)	1
Net sales	$17,408	$18,372

Earnings
Automation Solutions	$1,886	$1,947

Climate Technologies	972	883
Tools & Home Products	380	388
Commercial & Residential Solutions	1,352	1,271

Stock Compensation	(216)	(120)
Pension and postretirement benefits	79	108
Corporate and other	(275)	(173)
Interest expense, net	(159)	(174)
Earnings before income taxes	$2,667	$2,859

Restructuring costs
Automation Solutions	$41	$65

Climate Technologies	20	20
Tools & Home Products	3	7
Commercial & Residential Solutions	23	27

Corporate	1	3
Total	$65	$95

Depreciation and Amortization
Automation Solutions	$488	$535

Climate Technologies	171	176
Tools & Home Products	44	71
Commercial & Residential Solutions	215	247

Corporate	55	40
Total	$758	$822

Reconciliations of Non-GAAP Financial Measures & Other			Table 7

Reconciliations of Non-GAAP measures (denoted by *) with the most directly comparable GAAP measure (dollars in millions, except per share amounts):

FY 2019 Underlying Sales Change	Auto Solns	Comm & Res Solns
Reported (GAAP)	7%	3%
(Favorable) / Unfavorable FX	2%	1%
Acquisitions/Divestitures	(4)%	(5)%
Underlying*	5%	(1)%

Q4 2019 Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	4%	(3)%	2%
(Favorable) / Unfavorable FX	2%	1%	2%
Acquisitions/Divestitures	(1)%	—%	(1)%
Underlying*	5%	(2)%	3%

FY 2020E Underlying Sales Change	Auto Solns	Comm & Res Solns	Emerson
Reported (GAAP)	(2)% - 2%	(5)% - (1)%	(3)% - 1%
(Favorable) / Unfavorable FX	~ 1%	~ 1%	~ 1%
Acquisitions/Divestitures	~ - %	~ 1%	~ - %
Underlying*	(1)% - 3%	(3)% - 1%	(2)% - 2%

Earnings Per Share	Q4 FY18	Q4 FY19	Change
Earnings per share (GAAP)	$0.97	$1.16	20%
Discrete tax benefits	(0.08)	(0.09)	—%
Earnings per share excluding discrete tax benefits*	$0.89	$1.07	20%

EBIT Margin	Q4 FY18	Q4 FY19	Change
Pretax margin (GAAP)	15.1%	16.6%	150 bps
Interest expense, net	0.9%	0.8%	(10) bps
Earnings before interest and taxes margin*	16.0%	17.4%	140 bps

Business Segment EBIT	Q4 FY18	Q4 FY19	Change
Pretax margin (GAAP)	15.1%	16.6%	150 bps
Corp. items & interest expense, net % of sales	4.0%	2.6%	(140) bps
Business segment EBIT margin*	19.1%	19.2%	10 bps
Restructuring charges	0.6%	1.0%	40 bps
Business segment EBIT margin excluding restructuring*	19.7%	20.2%	50 bps

Q4 2019 Automation Solutions Segment EBIT Margin	Q4 FY18	Q4 FY19	Change
Automation Solutions Segment EBIT margin (GAAP)	17.7%	18.4%	70 bps
Restructuring charges	0.4%	1.1%	70 bps
Automation Solutions Segment EBIT margin, excluding	18.1%	19.5%	140 bps
restructuring*

- more -

Automation Solutions Segment EBIT Margin	FY18	FY19	Change
Automation Solutions Segment EBIT margin (GAAP)	16.5%	16.0%	(50) bps
Restructuring and acquisitions impact	0.3%	1.3%	100 bps
Automation Solutions Segment EBIT margin, excluding	16.8%	17.3%	50 bps
restructuring and acquisitions*

Q4 2019 Commercial & Residential EBIT Margin	Q4 FY18	Q4 FY19	Change
Commercial & Residential EBIT margin (GAAP)	22.0%	20.8%	(120) bps
Restructuring charges	0.7%	0.8%	10 bps
Commercial & Residential EBIT margin, excluding	22.7%	21.6%	(110) bps
restructuring*

Commercial & Residential EBIT Margin	FY18	FY19	Change
Commercial & Residential EBIT margin (GAAP)	22.6%	20.6%	(200) bps
Restructuring and Tools & Test acquisition impact	0.4%	1.3%	90 bps
Commercial & Residential EBIT margin, excluding	23.0%	21.9%	(110) bps
restructuring and Tools & Test acquisition*

Q4 Cash Flow	Q4 FY18	Q4 FY19	Change
Operating cash flow (GAAP)	$1,024	$1,204	18%
Capital expenditures	(303)	(199)	22%
Free cash flow*	$721	$1,005	40%

Cash Flows	FY18	FY19	Change
Operating cash flow (GAAP)	$2,892	$3,006	4%
Capital expenditures	(617)	(594)	2%
Free cash flow*	$2,275	$2,412	6%

FY 2020E Cash Flow	FY 2020E
Operating cash flow (GAAP)	$3,100
Capital expenditures	~ (600)
Free cash flow*	$2,500

Cash Flow to Net Earnings Conversion	FY19
Operating cash flow to net earnings (GAAP)	130%
Capital expenditures	(25)%
Free cash flow to net earnings*	105%

Dividend to Free Cash Flow	FY18	FY19	Change
Dividends to operating cash flow (GAAP)	43%	40%	(3)%
Capital expenditures	11%	10%	(1)%
Dividends to free cash flow*	54%	50%	(4)%

Note: Underlying sales and orders exclude the impact of acquisitions, divestitures and currency translation.

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